EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., Aug. 07, 2026 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s third fiscal quarter ending July 3, 2026.

“We delivered solid third quarter results with total company sales increasing 5 percent, reflecting the strength of our market-leading brands,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “While macroeconomic conditions remain uncertain, we continue to focus on advancing our strategic priorities, strengthening our competitive position, and making the investments necessary to support long-term growth.”

THIRD QUARTER RESULTS
Total Company net sales in the third quarter increased 5 percent to $189.7 million compared to $180.7 million in the prior year third fiscal quarter.

  Fishing revenue increased 7 percent, driven by strength in Minn Kota and pricing actions
  Diving sales increased 10 percent, driven by strong sales in regulators and buoyancy compensator devices
  Camping & Watercraft Recreation sales declined 13 percent, primarily due to weak marketplace conditions in these segments

Total Company operating income was $18.3 million for the third fiscal quarter versus operating income of $7.3 million in the prior year third quarter. Gross margin improved to 45.3 percent, compared to 37.6 percent in the prior year quarter. Tariff refunds received of approximately $15 million during the quarter contributed to the improvement. Operating expenses increased $7.0 million from the prior year period, due primarily to increased sales-volume related costs as well as increased variable compensation costs.

Profit before income taxes was $23.3 million in the current year quarter, compared to $10.5 million in the prior year third quarter, mainly attributable to the factors noted above. Net income was $14.9 million, or $1.42 per diluted share, versus $7.7 million, or $0.75 per diluted share in the previous year’s third quarter. The effective tax rate was an expense of 35.8 percent compared to 26.3 percent in the prior year third quarter.

YEAR-TO-DATE RESULTS

Fiscal 2026 year-to-date net sales were $525.1 million, a 15.0 percent increase over last year’s fiscal nine-month period. Gross margin increased to 40.6 percent, compared to 34.8 percent in the prior year-to-date period. Tariff refunds, pricing actions, improved overhead absorption, and cost savings initiatives more than offset higher material costs to drive margin improvement in the current year-to-date period. Operating expenses increased $20.3 million in the nine-month period ending July 3, 2026, from the prior year due to higher sales-volume related costs, higher variable compensation costs, and additional professional services expense in the current year-to-date period.

Profit before income taxes for the year-to-date period was $32.2 million, versus a loss before income taxes of $(4.3) million in the first nine months of the prior year. In addition to the increase in operating profit, other income increased by $2.1 million, primarily due to an increase in investment gains and earnings on the assets related to the Company’s non-qualified deferred compensation plan in the current year-to-date period, offset entirely as an increase in operating expense between the same periods. Net income during the first fiscal nine months was $21.1 million, or $2.00 per diluted share, versus a net loss of $(5.2) million, or $(0.52) per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased to 34.7 percent in the current year versus a rate of (22.8) percent in the prior year nine-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $175.2 million as of July 3, 2026, an increase of $14.2 million over the prior year quarter. Depreciation and amortization were $15.0 million in the nine-month period ending July 3, 2026, compared to $15.3 million in the prior nine-month period. Capital spending totaled $16.4 million in the current quarter compared with $11.8 million in the prior year quarter. In May 2026, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 16, 2026, which was payable July 30, 2026.

“We recognized approximately $15 million of tariff refunds in the third quarter, with some of that benefit offset by broader cost inflation and other expense increases. As tariff policies continue to evolve, we remain cautious about the outlook for costs and are monitoring developments closely,” said Asad Rahman, Chief Financial Officer. “Our inventory increased compared to the prior year quarter as we positioned the business to support sales demand, and we remain confident in our inventory management processes and our ability to maintain healthy inventory levels.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, August 7, 2026. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 12, 2025, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating results	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Net sales	$189,731	$180,655	$525,146	$456,653
Cost of sales	103,796	112,728	312,113	297,677
Gross profit	85,935	67,927	213,033	158,976
Operating expenses	67,592	60,597	187,253	166,984
Operating profit (loss):	18,343	7,330	25,780	(8,008)
Interest income, net	(1,149)	(878)	(2,996)	(2,421)
Other expense (income), net	(3,778)	(2,292)	(3,446)	(1,318)
Profit (loss) before income taxes	23,270	10,500	32,222	(4,269)
Income tax expense	8,322	2,758	11,165	975
Net income (loss)	$14,948	$7,742	$21,057	$(5,244)
Weighted average common shares outstanding - Dilutive	10,388	10,293	10,360	10,280
Net income (loss) per common share - Diluted	$1.42	$0.75	$2.00	$(0.52)

Segment Results
Net sales:
Fishing	$149,985	$140,679	$421,380	$358,042
Camping & Watercraft Recreation	16,432	18,908	45,086	46,211
Diving	23,313	21,201	58,602	52,705
Other / Eliminations	1	(133)	78	(305)
Total	$189,731	$180,655	$525,146	$456,653
Operating profit (loss):
Fishing	$26,364	$14,553	$52,589	$15,761
Camping & Watercraft Recreation	1,116	1,588	786	2,188
Diving	3,286	1,576	2,714	255
Other / Eliminations	(12,423)	(10,387)	(30,309)	(26,212)
Total	$18,343	$7,330	$25,780	$(8,008)

Balance Sheet Information(End of Period)
Cash, cash equivalents and short-term investments			$175,245	$161,022
Accounts receivable, net			76,414	81,993
Inventories, net			188,263	163,732
Total current assets			447,901	420,073
Total assets			648,370	634,473
Total current liabilities			132,953	105,562
Total liabilities			217,735	184,009
Shareholders’ equity			430,635	450,464

Johnson Outdoors Inc.
Asad Rahman	Andres Baptista
Chief Financial Officer	Chief Marketing Officer
262-631-6600	262-631-6600